Exhibit 23.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12, Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Amendment No.1 to the Form S-1 of our report dated October 23, 2025 except for Notes 2, 3, 6, 13, 15, 16, 21 and 24 to the financial statements, as to which the date is June 3, 2026, relating to our audit of the consolidated financial statements of Verde Resources, Inc for the years ended June 30, 2025 and 2024.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ J&S Associate PLT

Certified Public Accountants

PCAOB Number: 6743

We have served as the Company’s auditor since 2022.

Kuala Lumpur, Malaysia

August 5, 2026